Exhibit 99.2

For Information
James R. Edwards
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES EXCHANGE OFFER
FOR $350 MILLION OF ITS 6 1/2% SENIOR NOTES

DENVER, CO - February 2, 2012 - SM Energy Company (NYSE: SM) today announces that it commenced an offer to exchange $350 million of its 6 1/2% Senior Notes due 2021, which have been registered under the Securities Act of 1933 (the "Exchange Notes") in exchange for $350 million of its outstanding 6 1/2% Senior Notes due 2021, which were issued on November 8, 2011, in a private placement (the "Outstanding Notes"). The Exchange Notes are being offered pursuant to a registration rights agreement previously entered into in connection with the issuance of the Outstanding Notes. The exchange offer is being conducted upon the terms and subject to the conditions set forth in the prospectus dated February 2, 2012, and the related letter of transmittal.

The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes. The exchange offer is limited to holders of the Outstanding Notes. The exchange offer is scheduled to expire at 5:00 p.m. New York time on March 2, 2012, unless extended. Outstanding Notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the exchange offer prospectus and the related letter of transmittal. Copies of the prospectus and the related letter of transmittal may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer. The address, telephone and facsimile number of U.S. Bank National Association are as follows:

By Facsimile for Eligible Institutions: (615) 495-8158 Attention: Specialized Finance	By Mail/Overnight Delivery/Hand: 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance	Confirm by Telephone: (800) 934-6802

About SM Energy

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.